Aprisma Holdings, Inc.

Consolidated Financial Statements
as of December 31, 2004 and 2003
and for the Three Years in the Period
Ended December 31, 2004 and
Independent Auditors’ Report

APRISMA HOLDINGS, INC.

Deloitte & Touche LLP 200 Berkeley Street Boston, MA 02116 USA

Tel: + 617 437 2000 Fax: + 617 437-2111 www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
     Aprisma Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Aprisma Holdings, Inc. and subsidiaries (formerly GTG Acquisition Corp.) (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of the Company for the year ended December 31, 2002 were audited by other auditors whose report, dated July 30, 2003, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

April 29, 2005

Member of Deloitte Touche Tohmatsu

Independent Auditors Report

The Board of Directors and Shareholders
Aprisma Holdings, Inc. (formerly GTG Acquisition Corp.)

We have audited the accompanying consolidated statements of operations, changes in stockholders’ equity and cash flows of Aprisma Holdings, Inc. for the year ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations, changes in stockholders’ equity and the cash flows of Aprisma Holdings, Inc. for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

July 30, 2003

APRISMA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003
(In thousands, except share amounts)

ASSETS	2004	2003
CURRENT ASSETS:
Cash and cash equivalents	$3,150	$2,215
Accounts receivable, net of allowance for doubtful accounts of $955 in 2004 and $976 in 2003	8,572	8,460
Prepaid expenses, royalties and other current assets	557	531
Short term investments	63
Deferred tax assets	542	767

Total current assets	12,884	11,973
PROPERTY AND EQUIPMENT—Net	4,367	4,982
RESTRICTED CASH	525	584
OTHER ASSETS		139
DEFERRED TAX ASSETS		119
INTANGIBLES, Net	9,852	11,613
GOODWILL	4,186	4,151

TOTAL ASSETS	$31,814	$33,561

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$2,068	$3,276
Accrued expenses	7,996	7,432
Taxes payable	1,265	222
Deferred revenue	13,064	12,468
Note payable, net of discount		1,000
Current portion of term loan	2,700	3,600
Current portion of note payable—affiliate	2,199
Due to affiliate		475
Other short-term liabilities	560	650

Total current liabilities	29,852	29,123
DEFERRED REVENUE—Long term	1,515	804
DEFERRED TAX LIABILITIES	157
NOTE PAYABLE—Affiliate, net of current portion		2,031
TERM LOAN—Net of current portion		2,700

Total liabilities	31,524	34,658

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value—100,000 shares authorized, issued and outstanding	1	1
Retained earnings (deficit)	375	(905)
Accumulated comprehensive loss	(86)	(193)

Total stockholders’ equity (deficit)	290	(1,097)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,814	$33,561

See notes to consolidated financial statements.

APRISMA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands)

	2004	2003	2002
REVENUE:
Software licenses	$19,964	$13,565	$4,737
Maintenance and professional services	22,887	23,874	6,880
Training services	1,077	766	474

Total revenue	43,928	38,205	12,091

COST OF REVENUE:
Software licenses	1,062	2,970	1,914
Maintenance and professional services	3,737	4,266	1,837
Training services	585	451	265

Total cost of revenue	5,384	7,687	4,016

GROSS MARGIN	38,544	30,518	8,075

OPERATING EXPENSES:
Research and development	7,709	6,137	2,567
Sales and marketing	19,595	13,142	5,700
General and administrative	7,568	7,886	4,297

Total operating expenses	34,872	27,165	12,564

OPERATING INCOME (LOSS)	3,672	3,353	(4,489)

OTHER EXPENSE (INCOME):
Interest expense	398	620	268
Interest expense, related party	168	228	146
Settlement of litigation	(507)
Other—net	398	(1,025)	(6)

Total other expense (income)	457	(177)	408

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX PROVISION (BENEFIT)	3,215	3,530	(4,897)
INCOME TAX PROVISION (BENEFIT)	1,935	(572)

INCOME (LOSS) FROM CONTINUING OPERATIONS	1,280	4,102	(4,897)

DISCONTINUED OPERATIONS (Note 2):
Loss from discontinued operations (less applicable income taxes of $110)		(1,497)
Gain on sale of discontinued operations		1,387

NET LOSS FROM DISCONTINUED OPERATIONS	—	(110)	—

NET INCOME (LOSS)	$1,280	$3,992	$(4,897)

See notes to consolidated financial statements.

APRISMA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands, except share amounts)

				Accumulated
				Other
				Comprehensive	Total
	Common Stock		Retained	Income	Stockholders’	Comprehensive
	Shares	Par Value	Earnings	(Loss)	Equity	Income (Loss)
BALANCE—January 1, 2002	100,000	$1	$—	$—	$1
Net loss			(4,897)		(4,897)	$(4,897)
Translation adjustment				(21)	(21)	(21)

Comprehensive income						$(4,918)

BALANCE—December 31, 2002	100,000	1	(4,897)	(21)	(4,917)
Net income			3,992		3,992	$3,992
Translation adjustment				(172)	(172)	(172)

Comprehensive income						$3,820

BALANCE—December 31, 2003	100,000	1	(905)	(193)	(1,097)
Net income			1,280		1,280	$1,280
Translation adjustment				107	107	107

Comprehensive income						$1,387

BALANCE—December 31, 2004	100,000	$1	$375	$(86)	$290

See notes to consolidated financial statements.

APRISMA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands)

	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,280	$3,992	$(4,897)
Adjustments to reconcile net income (loss) to income (loss) from continuing operations before discontinued operations:
Loss from discontinued operations		1,497
Gain on disposal of discontinued operations		(1,387)

Income (loss) from continuing operations	1,280	4,102	(4,897)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	3,008	3,473	2,092
Provision for doubtful accounts	(21)	(9)	78
Interest expense capitalized to related-party obligations	168	251
Loss on disposal of assets	140
Settlement of litigation	(507)
Increase in deferred tax liability	501	(886)
Changes in operating assets and liabilities:
Accounts receivable	(91)	(455)	(3,798)
Prepaid expenses and other assets	(89)	665	1,048
Accounts payable	(1,208)	(816)	1,829
Accrued expenses	564	(119)	(3,514)
Taxes payable	1,043
Deferred revenue	1,307	(1,092)	5,229
Other short-term liabilities	(90)	(542)	(494)

Net cash provided by (used in) operating activities	6,005	4,572	(2,427)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(633)	(331)	(461)
Proceeds from sale of property and equipment		34
Cash acquired—net of cash paid for business			763
Assets released from restrictions	59	180	154

Net cash (used in) provided by investing activities	(574)	(117)	456

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock			1
Proceeds from affiliate		440	600
Payments to affiliate	(475)	(600)	(6,534)
Payment on short-term debt	(493)
Payments on long-term debt	(3,600)	(2,700)
Proceeds from long-term debt			9,000
Proceeds from line of credit	5,714
Payments on line of credit	(5,714)
Payments for debt issuance costs			(283)

Net cash (used in) provided by financing activities	(4,568)	(2,860)	2,784

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	72	(172)	(21)

NET INCREASE IN CASH AND CASH EQUIVALENTS	935	1,423	792
CASH AND CASH EQUIVALENTS—Beginning of year	2,215	792

CASH AND CASH EQUIVALENTS—End of year	$3,150	$2,215	$792

SUPPLEMENTAL INFORMATION:
Cash paid during the year for interest	$399	$674	$189

Cash paid during the year for taxes	$457

See notes to consolidated financial statements.

APRISMA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

1.	OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business—Aprisma Holdings, Inc., formerly GTG Acquisition Corp. (the “Company”), a Delaware corporation, was formed on January 5, 1999 with no substantial operations until August 9, 2002 when it purchased Aprisma Management Technologies, Inc. (“Aprisma”). Aprisma, which includes international subsidiaries in the UK, Canada, Germany, Malaysia and Australia, is a wholly owned subsidiary of the Company, and was the sole subsidiary of the Company as of December 31, 2004, 2003, and 2002. Aprisma is a provider of service assurance software that enables enterprises and service providers to ensure high levels of information technology infrastructure availability and performance to end users who rely upon their infrastructure for mission-critical business applications. Aprisma’s software, the SPECTRUM® suite, is designed to enable customers to monitor, analyze and repair large, complex information technology infrastructures in real-time, allowing them to quickly identify and remedy infrastructure performance and availability problems.

Aprisma’s primary vertical markets include financial services, government, healthcare, manufacturing and telecommunication/service providers. Aprisma targets both enterprise and service provider markets. Aprisma licenses its software primarily to large enterprises and service providers who rely upon sophisticated information technology infrastructures for their core business processes. Aprisma markets and sells software worldwide primarily through a direct sales force, as well as through distributors, system integrators and consultants.

The Company has one reportable segment, which has one product group. This segment structure was determined based upon how management views and evaluates the Company’s operations.

Principles of Consolidation—The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Aprisma, as well as Aprisma’s wholly owned international subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. As discussed in Note 2, on March 31, 2003, the Company acquired all of the common stock of Resonate, Inc. (“Resonate”). On September 24, 2003, the Company sold all of its interest in Resonate. The operations of Resonate have been reflected as a discontinued operation in these consolidated financial statements.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature are based on judgment and available information. Accordingly, actual results could differ from those estimates. The most significant estimates used in the preparation of the accompanying consolidated financial statements relate to the determination of the fair value of the acquired assets and liabilities, estimated useful lives of long-lived assets, and reserves for allowance of doubtful accounts.

Cash and Cash Equivalents—At December 31, 2004 and 2003, substantially all of the Company’s cash was held in demand deposit accounts. The Company considers all highly liquid investments with remaining maturities at the date of purchase of three months or less to be cash equivalents.

Financial Instruments—The Company’s financial instruments consist of cash and cash equivalents, trade accounts receivable, trade accounts payable and debt. The carrying values of the cash and cash equivalents, accounts receivable, accounts payable and debt approximate their fair values primarily due to their short-term nature.

Concentration of Credit Risk—Financial instruments, which potentially subject the Company to concentrations of credit risk, are principally cash and cash equivalents and accounts receivable. One customer accounted for 16% of accounts receivable at December 31, 2004; no other customer accounted for more than 10% of total accounts receivable at December 31, 2004 and 2003.

The Company has no significant off-balance-sheet risk for accounting loss, such as foreign exchange contracts, options contracts, or other foreign hedging arrangements.

The Company maintains the majority of its cash and cash equivalents with high quality financial institutions in the form of demand deposits. Such deposit accounts are insured against theft by the Federal Depository Insurance Corporation (FDIC) up to $100,000. As of December 31, 2004 and 2003, the cash on hand at one financial institution exceeded the FDIC limit by approximately $2,866,000 and $2,146,000, respectively. The Company has not experienced losses in such accounts.

Short-term Investments—Short term investments consist primarily of US Treasury debt securities held to maturity and stated at cost. Fair market value approximates cost.

Restricted Cash—At December 31, 2004 and 2003, restricted cash was $525,000 and $584,000 respectively, which represents letters of credit held in favor of the lessor for certain properties the Company leases. At the conclusion of the leases, the restricted cash will be returned to the original lessee, Enterasys.

Revenue Recognition—Aprisma generates revenue from licensing its software and providing professional services, training and maintenance. Software license and resold third-party software license revenue is recognized in accordance with the American Institute of Certified Public Accountants” Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, as modified by SOP No. 98-9, Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions.

Software license revenue is recognized upon delivery of the software provided that the customer has executed a contractual arrangement that contains a fixed and determinable fee which management believes is collectible. If the contractual arrangement contains significant implementation or customization services, recognition is delayed until these services have been completed. License arrangements generally do not include acceptance provisions. However, if an arrangement includes an acceptance provision, revenue is recognized upon the earlier of receipt of a written customer acceptance or expiration of the customer acceptance period.

Maintenance services generally include rights to unspecified upgrades (when and if available), telephone support, updates, and bug fixes. Maintenance revenue is recognized ratably over the term of the maintenance contract on a straight-line basis when all of the revenue recognition requirements are met. Maintenance revenue is derived from customer support agreements generally entered into in connection with initial license sales and subsequent renewals.

Software arrangements may include professional services sold separately under consulting engagement contracts that generally include implementation. These services may be provided completely or partially by independent third-parties experienced in providing such consulting and implementation in coordination with dedicated customer personnel. Revenue from these arrangements is generally accounted for separately from the license revenue because it meets the criteria for separate accounting.

Professional services revenue is generally recognized as the services are performed. Professional services revenue for fixed-priced contracts is recognized using the completed-contract method. If there is a significant uncertainty about the project completion or receipt of payment for the consulting services, revenue is deferred until the uncertainty is resolved. Service revenue, such as training, is recognized as the services are performed.

Aprisma uses the residual method when fair value does not exist for one of the delivered elements in an arrangement. Under the residual method, the fair value of the undelivered elements is deferred and subsequently recognized when the services are performed. Aprisma has established sufficient vendor-specific objective evidence of fair value for professional services, training and maintenance services based upon the price charged when these elements are sold separately. In some cases, Aprisma executes some separate agreements that govern the terms and conditions of purchase software license, maintenance arrangements, and professional services arrangements. If these contracts are an element in a multiple element arrangement, which may include several different software products or services sold together, revenue is allocated to each element using the residual method.

Aprisma recognizes revenue from software subscription arrangements ratably over the term of the contract on a straight-line basis. A portion of all software subscription fees is allocated to maintenance revenue at a rate consistent with the Aprisma’s established rate for determining maintenance fees.

Cost of Revenue—Cost of revenue includes direct costs to manufacture and distribute product, royalties for third-party product and the direct costs of providing consulting, product support, and training.

Deferred Revenue—Deferred revenue primarily consists of maintenance contracts, where revenue is recognized over the contract period. For all software license transactions in which there are significant outstanding obligations, the associated revenue is deferred and recognized as such obligations are fulfilled. At December 31, 2004 and 2003, amounts included in deferred revenue that are also included in accounts receivable totaled $6,145,000 and $6,197,000, respectively.

Trade Accounts Receivable and Allowance for Doubtful Accounts—Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company establishes reserves against accounts receivable for potential credit losses when it is determined that receivables are at risk for collection, based on the length of time the receivables are outstanding, historical bad debts, customer concentrations, customer credit-worthiness and current economic trends. Account balances are charged-off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

Goodwill and Other Intangible Assets—Goodwill represents the excess of total purchase price over the fair value of the assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment. In 2003, the Company recorded post-acquisition purchase price adjustments resulting in a decrease in goodwill of approximately $673,000 relating to acquisition liabilities recorded in the purchase of Aprisma that were deemed to have been unnecessary and were therefore released. In 2004, the Company increased goodwill by $35,000 reflecting the foreign currency translation effects of goodwill related to foreign subsidiaries.

Intangible assets, principally patents and customer lists, consisted of the following as of December 31 (in thousands):

			Net
		Accumulated	Carrying
	Cost	Amortization	Amount
2004	$14,057	$4,205	$9,852

2003	$14,057	$2,444	$11,613

Amortization of intangible assets for the years ended December 31, 2004, 2003, and 2002 was $1,761,000, $1,759,000, and $685,000, respectively. The Company expects to record estimated amortization expense of $1,757,000 for each of the next five years.

Impairment of Long-Lived Assets—The Company reviews long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or the fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

The Company performs an impairment test on goodwill on an annual basis or on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment loss has been incurred. The Company determines impairment by comparing the fair value to the carrying value of the reporting unit. Fair value of the reporting unit is based on discounted future cash flows using a discount rate reflecting the Company’s average cost of funds. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. The Company completed its annual impairment test in the third quarter of 2004 and 2003 and determined that the fair value of the Company’s assets exceeded the carrying amount and therefore the Company did not record an impairment loss.

Research and Development and Software Development Costs—All research and development expenses are charged to operations in the period incurred. The Company evaluates the establishment of technological feasibility of various products during the development phase. Due to the dynamic changes in the market, the Company concluded that technological feasibility is not established until the development phase of the project is nearly complete. The time period during which costs could be capitalized from the point of reaching technological feasibility until the time of general product release is very short and, consequently, the amounts that could be capitalized are not material to the Company’s consolidated financial position or results of operations.

Advertising Costs—Advertising costs are expensed as incurred. Advertising expenses were not material for the years presented.

Foreign Currency Translation—Assets and liabilities of the foreign operations are translated into U.S. dollars at current exchange rates, and income and expense items are translated at average rates of exchange prevailing during the period. Unrealized gains and losses arising from translation are accumulated as a separate component of stockholders’ equity in other comprehensive income (loss) and realized transaction gains and losses arising from transactions denominated in foreign currencies are included in other income/expense.

Property and Equipment—Property and equipment are stated at cost or estimated value upon acquisition and depreciated using the straight-line method over the estimated useful lives of the assets or the life of the lease for leasehold improvements, whichever is less. Maintenance and repairs are expensed when incurred; additions and improvements that extend the life of the assets are capitalized. Upon retirement or disposition, the cost and accumulated depreciation of the assets are removed from the accounts, with any resulting gain or loss included in current operations. The estimated useful lives by asset class are as follows:

Asset Classification	Estimated Useful Lives
Computer equipment and software	3 years
Furniture and fixtures	10 years
Leasehold improvements	Shorter of initial lease term or useful life

Other Assets—Other assets consist of $324,000 of debt issuance costs which were amortized over a two year period, using the straight-line method, which is not materially different from the effective-interest-rate method. During the years ended December 31, 2004, 2003, and 2002, amortization expense was $139,000, $139,000, and $27,000, respectively. At December 31, 2004 and 2003, accumulated amortization was $324,000 and $185,000, respectively.

Income Taxes—Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company provides a valuation allowance to the extent that management believes net deferred tax assets amounts may not be realized in the future.

2.	ACCOUNTING FOR BUSINESS COMBINATIONS AND DISCONTINUED OPERATIONS

Acquisition of Aprisma—On August 9, 2002, Aprisma, which was a wholly owned subsidiary of Enterasys Networks, Inc. (Enterasys), was purchased by the Company. The acquisition was accounted for as a purchase. The aggregate purchase price, excluding assumed liabilities, was $10.0 million of which $8,349,122 was paid in cash on the purchase date and $650,878 was paid by the Company on behalf of Enterasys for severance obligations. The remaining $1.0 million of the purchase price was subject to a holdback arrangement, which provided for the $1.0 million holdback to be payable 15 months from the date of acquisition. The $1.0 million holdback provision was recorded as a note payable in 2002. During October 2004, the Company reached an agreement with Enterasys to settle various issues related to the acquisition of Aprisma including the $1.0 million holdback note which resulted in the Company recording a purchase price adjustment of $507,000. The reduction in purchase price has been recorded in the consolidated statements of operations for the year ended December 31, 2004 as other income.

Allocation of the purchase price for the acquisition of Aprisma in 2002 was based on the fair value of the assets acquired and liabilities assumed. These allocations were as follows (in thousands):

Current assets	$7,283
Property and equipment	7,152
Intangible assets (1)	14,057
Goodwill	4,824
Other assets	918

Total assets acquired	34,234
Current liabilities (2)	23,639
Other long-term liabilities	595

Total liabilities assumed	24,234

Net assets acquired	$10,000

(1)	Identifiable intangible assets consisted of two primary categories: patents and customer lists. These intangible assets are integral to the Company’s business operations and are expected to generate revenue and cash flow on an ongoing basis. The average remaining life of the Company’s patents as of August 9, 2002 was 12 years, but because of rapid changes in technology which is inherent in the software industry the Company estimates an eight-year horizon for which to amortize the patent portion of the Company’s identifiable intangible asset. While the Company believes that its customer list (and concomitant customer base) is stable, it does not believe that it is prudent to amortize the customer list beyond the period for which the patented technology is to be amortized—therefore, the Company used an eight-year horizon for which to amortize the customer list portion of the Company’s identifiable intangible asset. The discount rate used to value the Company’s future cash flows was 22% which takes into account the Company’s highest interest rate paid on its debt for the period, 7.25%, and added a risk factor of 14.75% which the Company believed is necessary to reflect the volatile nature of high technology business cycles along with the inherent risk of increased competition.

(2)	Included in liabilities is the acquired value of deferred revenue which reflects the estimated cost to provide contractual obligations plus a normal profit margin. As a result, the acquired deferred revenue balance was reduced by approximately $4.6 million at the acquisition date. This purchase accounting adjustment resulted in a $4.0 million reduction in 2002 maintenance revenue and $555,000 in 2003 and $59,000 in 2004. Also included in liabilities in the above table is $4,149,000 of restructuring charges related to exiting excess lease space as discussed in Note 8.

Acquisition of Resonate—On March 31, 2003, the Company acquired all of the outstanding stock of Resonate for approximately $53.7 million. The purchase price was comprised of a $53.2 million distribution of Resonate’s cash acquired in connection with the acquisition to buy-out the existing shareholders and $0.5 million of cash to cancel outstanding stock options.

Pursuant to SFAS No. 141, as the fair value of the net assets acquired exceeded the purchase price, the Company recorded negative goodwill of approximately $1.04 million. The valuation of Resonate’s assets and assumed liabilities were based on market values at the date of acquisition and after the purchase price was allocated to the tangible assets acquired and liabilities assumed, the difference was recorded as an extraordinary gain in the statement of operations which is included in discontinued operations in the accompanying consolidated statement of operations.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at March 30, 2003 (in thousands):

Current assets	$61,768
Property, plant and equipment	303

Total assets acquired	62,071
Current liabilities assumed	7,297
Negative goodwill	1,039

Net assets acquired	$53,735

Soon after the acquisition, management decided to dispose of the operations of Resonate. Therefore, pursuant to SFAS No. 144, Resonate was classified as held-for-sale during the period of ownership.

Sale of Resonate, Inc—Discontinued Operation—On September 24, 2003, the Company sold Resonate to Cay Holding, Inc. for $1. Pursuant to the Stock Purchase Agreement, the Company retained all trade accounts receivable balances outstanding more than 90 days and placed $91,000 in an escrow account. The escrow account balance was paid to Cay Holding, Inc. in full prior to December 31, 2003.

The following table summarizes the major classes of assets and liabilities of Resonate as of September 24, 2003 as well as the revenue, expenses and pretax loss for the period March 31, 2003 (acquisition date) until September 24, 2003 (in thousands):

Assets:
Current assets	$2,002
Property and equipment	303

2,305
Total liabilities sold	3,692

Net liabilities sold	(1,387)
Sales price	—

Gain on sale of Resonate	$1,387

Income taxes due from gain on sale of Resonate, Inc.	$110

Revenue	$1,978
Less:
Cost of revenue	(372)
Operating and other expenses	(4,032)

Loss from discontinued operation before income taxes and extraordinary item	(2,426)
Income taxes due from gain on sale of Resonate	(110)
Loss from discontinued operation before extraordinary item	(2,536)
Extraordinary gain from the write-off of negative goodwill	1,039

Loss from discontinued operation	$(1,497)

3.	VALUATION AND QUALIFYING ACCOUNTS

The following is a summary of activity in the allowance for doubtful accounts for the years ended December 31 (in thousands):

	Balance,
	Beginning	Charge to	Write-	Balance,
	of Year	Expense	offs	End of Year
2004	$976	$—	$21	$955
2003	985	358	367	976
2002	1,811	139	965	985

4.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31 (in thousands):

	2004	2003
Property and equipment:
Computer equipment	$1,978	$2,269
Furniture and fixtures	633	730
Leasehold improvements	4,301	4,301

Total	$6,912	$7,300

Accumulated depreciation
Computer equipment	$1,315	$1,524
Furniture and fixtures	150	164
Leasehold improvements	1,080	630

Total	2,545	2,318

Net property and equipment	$4,367	$4,982

Depreciation expense for the years ended December 31, 2004, 2003, and 2002 was $1,108,000, $1,565,000, and $886,000, respectively.

5.	ACCRUED EXPENSES

Accrued expenses consist of the following at December 31 (in thousands):

	2004	2003
Accrued lease impairment	$3,205	$3,046
Accrued payroll/severance	635	1,108
Accrued personal time off	828	721
Accrued commissions and bonuses	2,785	2,180
Sales tax payable	269	41
Other	274	336

	$7,996	$7,432

Accrued lease impairment consists of costs associated with the unoccupied space in the following facilities: Portsmouth, New Hampshire; Herndon, Virginia; Greenwood Village, Colorado; and New South Wales, Australia (see Note 8).

6.	FINANCING AGREEMENTS

Term Loan and Revolver Facility—The Company has a $9,000,000 term loan and $2,000,000 maximum revolver facility with a lender entered into October 14, 2002, amended July 29, 2003 and July 2, 2004 and which matures on October 10, 2005. Interest on the term loan is payable monthly based on the prime rate as announced by Wells Fargo Bank plus 3% (8.25% at December 31, 2004 and 7.25% at December 31, 2003 and 2002). Advances under the revolver facility are limited to 85% of eligible trade accounts receivable. Beginning in April 2003, the term loan is payable in monthly installments of $300,000 plus accrued interest. Any outstanding unpaid principal balance and all accrued and unpaid interest under the term loan is due and payable at the maturity date. The term loan agreement contains financial covenants that must be met for the loan to stay in effect. Borrowings are secured by substantially all of the assets of the Company. There were $165,000 of bank fees paid to the lender at the time the term loan was obtained and these fees were capitalized as financing costs and are included in other noncurrent assets. At December 31, 2004 and 2003, the Company’s term loan balance was $2,700,000 and $6,300,000, respectively. There were no advances outstanding under the revolver facility at December 31, 2004 and 2003.

Note Payable—Affiliate—Aprisma has a loan agreement with an affiliate of the ultimate parent which includes a term loan and a revolving loan (advances) facility. The interest rate on the loan agreement is 8%. The loan agreement with the affiliate is subordinate to the term loan agreement with the lender and the Company may not pay any of its outstanding obligations to the affiliate, without approval from the holder of the term loan, until indebtedness to the holder of the term loan has been paid in full. At December 31, 2004 and 2003, the Company’s term loan balance payable to the affiliate, including accrued interest, was $2,199,000 and $2,031,000, respectively.

Advances with Affiliates—At December 31, 2004 and 2003, there was zero and $475,000, respectively, in advances and accrued interest due to an affiliate of the ultimate parent of the Company. The interest rate on the advances is 8%.

Maturities of Long-Term Debt—Future principal payments on the term loan obligations as of December 31, 2004 are as follows (in thousands):

	Term	Due to	Total Debt
	Loan	Affiliate	Payments
Period ending 2005	$2,700	$2,199	$4,899

7.	INCOME TAXES

Income (loss) before provision for income taxes consists of the following at December 31 (in thousands):

	2004	2003	2002
Domestic	$3,027	$2,870	$(4,943)
Foreign	188	660	46

Total	$3,215	$3,530	$(4,897)

The components of the provision (benefit) for income taxes for the years ended December 31 consist of the following (in thousands):

	2004	2003
Federal:
Current	$653	$218
Deferred	460	(767)

	1,113	(549)

State:
Current	375	21
Deferred	41	(119)

	416	(98)

Foreign provision including foreign withholding tax	406	185

Provision for current income tax	1,434	424
Provision for deferred income tax	501	(886)

Provision for income taxes	$1,935	$(462)

Provision for income taxes on continuing operations	$1,935	$(572)

Provision for income taxes on discontinued operations	$—	$110

During 2002, the Company did not record an income tax provision or benefit, primarily due to losses incurred. Income tax expense (benefit) differed from amounts computed by applying the federal income tax rate pretax loss primarily due to the valuation on deferred tax asset.

The components of the net deferred tax assets recognized in the accompanying consolidated balance sheets are as follows at December 31 (in thousands):

	2004	2003
Depreciation	$296	$157
Amortization	830	350
Other temporary differences	547	43
Basis difference in intangible assets at acquisition	(1,288)	336

Net deferred tax assets	$385	$886

8.	COMMITMENTS AND CONTINGENCIES

Litigation—During 2003, the Company filed a complaint for patent infringement against a third party. The parties settled the lawsuit by such third party paying the Company a settlement amount. On December 6, 2002, the Company filed a complaint for patent infringement against Micromuse, Inc. (Micromuse). This case remains pending as of December 31, 2004. On January 26, 2005, Micromuse filed a counter suit alleging patent infringement against the Company. The Company plans to vigorously defend the counter suit.

The Company is also involved in various lawsuits, claims and inquiries, most of which are routine to the nature of the business. In the opinion of management, there are no material issues which have not been accrued and the resolution of these matters will not have a material adverse effect on the Company’s consolidated financial condition.

Abandoned Facilities—Lease Impairments

The following table summarizes our lease impairment restructuring charges (in thousands):

	Portsmouth,	Herndon,	Greenwood	New South
	NH	VA	Village, CO	Wales, Australia	Total
Balance—August 8, 2002	$2,131	$1,453	$412	$153	$4,149
Payments	(333)	(143)		(9)	(485)

Balance—December 31, 2002	1,798	1,310	412	144	3,664
Payments	(260)	(309)	(13)	(35)	(617)

Balance—December 31, 2003	1,538	1,001	399	109	3,047
Payments	(188)	(113)	(210)		(511)
Revision of previously recorded restructuring charges	708	150	(189)		669

Balance at December 31, 2004	$2,058	$1,038	$—	$109	$3,205

In April 2002, the Company abandoned its office in Greenwood Village, Colorado. At the time of abandonment of the space, the Company was obligated under the terms of the lease agreement for the minimum rental payments through the end of the lease term (June 30, 2005), and the Company had no foreseeable plans to occupy the building. In accordance with EITF Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, and pursuant to the acquisition plan to restructure the Company, a liability of $412,380 was recorded at the date of acquisition to recognize the undiscounted value of the remaining minimum lease obligations. In 2004, the Company reached a settlement agreement with the landlord whereby the Company paid $210,000 in consideration for early termination of the lease, which resulted in a reversal of the remaining accrual of $189,469.

In May 2002, the Company abandoned its office in New South Wales, Australia. While the Company remains obligated under the terms of the lease agreement for the minimum rental payments through the end of the lease term (March 31, 2005), the Company had no foreseeable plans to occupy the building. In accordance with EITF Issue No. 95-3 and pursuant to the acquisition plan to restructure the Company, a liability of $153,216 was recorded at the date of acquisition to recognize the undiscounted value of the remaining minimum lease obligations. During the year ended December 31, 2002, the Company made two additional rental payments to the landlord of $9,568. During the year ended December 31, 2003, the landlord redeemed a stand-by letter of credit issued by the Company as security on the lease for $35,189. At December 31 2004 and 2003, there was $108,459 remaining in the restructuring accrual related to this facility.

At August 9, 2002, the Company’s office in Herndon, Virginia was at approximately 23% capacity. While the Company remains obligated under the terms of the lease agreement for the full amount of minimum rental payments through the end of the lease term (July 31, 2008), the Company had no foreseeable plans to fully occupy the building. Accordingly, in accordance with EITF Issue No. 95-3 and pursuant to the acquisition plan to restructure the Company, a liability of $1,452,635 was recorded at the date of acquisition to recognize the undiscounted value of the remaining minimum lease obligations. In 2003, the Company sublet part of the building to a related party. In 2004, the Company signed a renewable sublease agreement with an unrelated party. In 2004, the Company vacated this facility and as such, recorded an additional liability of $150,203, net of expected sublease income. At December 31, 2004 and 2003, there was $1,038,497 and $1,000,646, respectively, remaining in the restructuring accrual related to this facility.

At August 9, 2002, the Company leased office space in Portsmouth, New Hampshire, but occupied only 58% of the leased space. While the Company remains obligated under the terms of the lease agreement for the full amount of minimum rental payments, the Company was not able to sublease the unoccupied space until July 2003. In accordance with EITF Issue No. 95-3 and pursuant to the acquisition plan to restructure the Company, a liability of $2,131,358 was recorded at the date of acquisition to recognize the costs of exiting the unutilized portion of the office space. Beginning in July, 2003, the Company sublet the unused portion of the building for a term of 5 years. In 2004, the Company revised its lease impairment estimate, which resulted in an additional accrual of $707,676, which related to revised agreements with sublease tenants and revised estimates of expenses. In addition, the Company determined that an additional accrual was necessary to carry the expected lease payments through the end of the lease term. At December 31 2004 and 2003, there was $2,057,770 and $1,538,090 respectively, remaining in the restructuring accrual related to this facility.

As of December 31, 2004, 2003, and 2002, the Company had a lease restructuring liability of $3,204,727, $3,046,665, and $3,665,687, respectively, included in accrued expenses in the accompanying balance sheets.

Future Minimum Lease Payments—The Company leases facilities and certain equipment under non-cancelable operating leases. The future minimum annual payments under these leases at December 31, 2004 are as follows (in thousands):

Operating
Years Ending December 31	Leases
2005	$2,323
2006	2,296
2007	2,334
2008	2,206
2009	2,202
Remaining years	4,482

15,843
Less sublease income	(4,908)

Total	$10,935

Rent and equipment lease expense under the above leases was $1,411,000, $1,039,000, and $302,000 for the years ended December 31, 2004, 2003, and 2002, respectively.

Commitments—In December 2003, the Company entered into an annual renewable royalty agreement with a third party. During 2004, this agreement was amended and calls for a minimum payment of approximately $112,000 in 2005 and $43,000 in 2006. Royalty payments may exceed $112,000 if the amount of third-party product sold during the year exceeds the stated minimum. Amounts paid under this agreement in 2004 and 2003 were $35,500 and zero, respectively.

9.	RETIREMENT PLAN

The Company has a savings and retirement plan under Section 401(k) of the Internal Revenue Code for employees meeting defined eligibility criteria. The plan provides for voluntary contributions by participants ranging from 2% to 15% of their compensation, not to exceed maximum limits set forth by the Internal Revenue Service ($16,000, including $3,000 “catch-up” provision at December 31, 2004) . The Company matches 50% of the participant’s contribution, up to the first 4%. For the years ended December 31, 2004, 2003, and 2002, the Company match was $165,451, $168,870, and $116,543, respectively. The Company match vests 20% for each year of service with the Company. After five years of service, the participant is fully vested in the Company match portion of the plan. Participant contributions are always 100% vested.

10.	EQUITY

Common Stock—As of December 31, 2004, 2003, and 2002, the Company had authorized and issued 100,000 shares of common stock, $0.01 par value per share.

Stock Subscription Agreements—In August 2002, the Company entered into stock subscription agreements with individuals employed by the ultimate parent of the Company. Pursuant to these agreements, these individuals acquired 35,350 shares of common stock of the Company for $0.01 per share. The Company determined the fair value of the common stock at the date of grant to be equal to the consideration paid. These shares are subject to a voting agreement in which all voting rights have been transferred to the ultimate parent.

Equity Participation and Retention Plan—The Company has an Equity Participation and Retention Plan (the “Plan”) for certain employees. Participants of the Plan receive rights to receive units which allow them to share in a liquidity event based on the net proceeds of such an event. A liquidity event must involve the sale or merger of the Company or substantially all of its assets (see Note 12).

11.	RELATED-PARTY TRANSACTIONS

The term loan agreement with the lender is guaranteed by the ultimate parent of the Company (see Note 6). The guarantee was waived in May 2004 by the lender.

At December 31, 2004 and 2003, Aprisma had $2,199,000 and $2,031,000, respectively, inclusive of accrued interest, due to an affiliate of the ultimate parent of the Company included in Note payable—affiliate on the accompanying consolidated balance sheets (see Note 6).

From time to time, an affiliate of the ultimate parent of the Company also makes advances to Aprisma for operating cash requirements; these advances bear interest at 8% per annum. At December 31, 2003, Aprisma owed an affiliate of the ultimate parent $475,000, inclusive of accrued interest, related to such advances, which is included in due to affiliate on the accompanying consolidated balance sheets.

Other affiliated transactions include: payroll services and shared human resource services. An affiliate of the Company provides corporate infrastructure services to the Company on an ongoing basis for which the Company pays a management fee. During the years ended December 31, 2004, 2003 and 2002, the Company incurred management fee expenses payable to an affiliate of the ultimate parent company of $1,200,000, $1,886,000, and $315,000, respectively, and paid $1,781,000, $1,305,000, and $315,000, respectively, related to these transactions. Of the $1,305,000 fees paid in 2003, $500,000 was for due-diligence fees related to the purchase of Resonate. At December 31, 2003, there was $581,000 of unpaid management fees included in trade accounts payable.

12.	SUBSEQUENT EVENT

On February 22, 2005, the Stockholders of the Company entered into an agreement with Concord Communications, Inc. to sell all of their shares of the Company. The total sales price was $93 million, of which $9 million was placed in escrow.

As a result of this transaction, participants in the Equity Participation and Retention Plan will share in the net proceeds of the transaction and the Company will record compensation expense in 2005. The Company estimates that compensation expense will be between $7,959,000 and $8,859,000, depending upon the amount released from escrow. The first payment of approximately $2,653,000 was made on March 15, 2005. The second payment of approximately $2,653,000 will be made on August 22, 2005 and the final payment, estimated to be between $2,653,000 and $3,553,000, will be made on February 22, 2006. The amount of each payment may be reduced if participants forfeit their units in accordance with the terms of the Plan.

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